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                    WESTERFED FINANCIAL CORPORATION COMPLETES
                          SECURITY BANCORP ACQUISITION



         Missoula, Montana -- March 3, 1997 -- WesterFed Financial Corporation (NASDAQ - WSTR), the holding company for Western Federal Savings Bank, announced today that effective March 1, 1997 it completed the acquisition of Security Bancorp (NASDAQ - SFBM), a savings and loan holding company with $377.8 million in assets located in Billings Montana.

         Pursuant to the terms of the merger, the Security Bancorp stockholders were given the opportunity to elect to receive either cash, WesterFed stock or a combination of both in exchange for their Security Bancorp Common Stock, subject to the total shares of WesterFed stock issued not exceeding 45% of the aggregate merger consideration. As a result, Security stockholders electing to receive cash, and stockholders making no election, will receive $30.00 for each share of Security Bancorp Common Stock. Security stockholders electing to receive stock will have approximately 48.9% of their Security stock exchanged for WesterFed Financial Common Stock (on a ratio of 1.78 shares of WesterFed for each share of Security) and the remainder of their Security Bancorp stock will be exchanged for cash at the rate of $30.00 per share.

         As a result of the Merger, WesterFed Financial is the largest publicly traded financial institution holding company based in Montana with combined total assets of approximately $940 million. WesterFed Financial now conducts business through 35 branches located throughout Montana.


CONTACT:                   Dale W. Brevik, Senior Vice President/Marketing
                           James A. Salisbury, Treasurer/Chief Financial Officer
                           (406) 721-5254